EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Basic and Diluted (loss) per share
		Shares
For the three months ended
Basic shares outstanding at March 31, 2003		1,783,455
Net (loss)	$(262,411)	$(.15) per share

Weighted average basic shares outstanding	1,783,455

		Shares
For the nine months ended
Basic shares outstanding at March 31, 2003		1,872,557
Net (loss)	$(177,539)	$(.09) per share

Weighted average basic shares outstanding	1,872,557

Note:	Basic earnings per share is computed as earnings divided by weighted average shares outstanding. Diluted (loss) per share is the same as Basic (loss) per share when a loss occurs.